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                                                                     EXHIBIT 6.l


                      ADVERTISING AND PROMOTIONS AGREEMENT

THIS ADVERTISING AND PROMOTIONS AGREEMENT (the "Agreement") is made as of: June ___, 2001 (the "Effective Date") by and between eBAY INC., a Delaware corporation with its principal place of business at 2145 Hamilton Avenue, San Jose CA 95125 ("eBay"), and Neighborhood Box Office ("Sponsor"), a Delaware corporation with its principal place of business at 3676 W. California Ave., Bldg D, Salt Lake City, Utah 84104-6515.

1       CERTAIN DEFINITIONS

         1.1 "CONTRACT YEAR" means a period of twelve consecutive months, beginning thirty (30) days after the Effective Date.

         1.2 "eBAY CONTENT" means the eBay creative collateral for Promotional Placements, in any medium, provided by eBay for display by Sponsor on the Sponsor Site as provided in this Agreement.

         1.3 "eBAY MARKS" mean the eBay domain names, trademarks and logos and other branding elements used in the performance of this Agreement.

         1.4 "eBAY SITE" means the website owned and operated by eBay and accessible at www.ebay.com. "eBay Site" will not include any current or future domestic co-branded properties or international properties in which eBay currently participates or may participate in the future.

         1.5   "eBAY USER" means any person who accesses any page on the eBay
               Site.

         1.6   "MARKS" means the Sponsor Marks or eBay Marks, as applicable.

         1.7 "PROMOTIONAL PLACEMENTS" means the promotional placements and activities specified in Appendix 1 of this Agreement.

         1.8 "REFERRED USER" means an eBay User who: (a) links from the eBay Site to the Transition Page(s), or (b) is referred to Sponsor by eBay in some other manner that is traceable by Sponsor.

         1.9 "SPONSOR CONTENT" means any and all Sponsor-related materials provided by Sponsor appearing on the eBay Site, including materials provided on behalf of Sponsor vendors and promotional content provided to eBay for display on the eBay Site.

         1.10 "SPONSOR MARKS" means the Sponsor domain names, trademarks and logos and other branding elements used in the performance of this Agreement.

                                  Confidential

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         1.11  "SPONSOR PAGE" means the main account that Sponsor will create under this Agreement and its corresponding AboutMe web page that will serve as the focal point for all its listings and promotions.

         1.12 "SPONSOR SERVICES" means Sponsor's merchandising, customer care and fulfillment services.

         1.13 "SPONSOR SITE" means the website owned and operated by Sponsor and accessible at www.nbo.com.

2.      DEVELOPMENT AND IMPLEMENTATION

         2.1 SPONSOR PAGE DEVELOPMENT. Within thirty (30) days of the Effective Date and in accordance with eBay's standards and policies, Sponsor will develop and launch, as a sub-part of the eBay Site, an HTML page on the eBay Site (the "Sponsor Page") that: (i) is specific to Sponsor; (ii) displays Sponsor Content, including without limitation merchandise information, using eBay's "about me" page technology, specifications and formats; and (iii) is subject to eBay's prior review and approval which may be withheld in its sole discretion. eBay will host the Sponsor Page and Sponsor will be responsible for all development and other costs, excluding hosting expenses, associated with the Sponsor Page. eBay will provide Sponsor reasonable assistance to format the Sponsor Content for inclusion on the eBay Site. Subject to the foregoing, Sponsor will have editorial control regarding the Sponsor Content on Sponsor's Page provided all Sponsor Content complies with Section 4.5 ("Content Standards"). The parties expressly acknowledge and agree that no third-party advertising or links will be placed on the Sponsor Page(s), unless the parties otherwise mutually agree in writing. The Sponsor Page(s) may not be changed, modified or deleted without eBay's prior written approval (which will not be unreasonably withheld or delayed), except for minor error-correction and other similar updates (such as updating and/or adding merchandise listings).

         2.2 CONTENT AND MERCHANDISE. Sponsor agrees to list items consistently throughout the term of the agreement. Sponsor acknowledges and agrees that in its capacity as a seller of items on the Sponsor Page it will comply with then-current eBay User Agreement. Sponsor agrees that all information provided by or on behalf of Sponsor, including without limitation, information relating to the Sponsor Content, will be complete and accurate. Sponsor shall be responsible for all merchandise listing, procurement, authentication, and fulfillment with respect to merchandise provided by Sponsor within the Sponsor Page in accordance with the eBay User Agreement.

         2.3 BID VERIFICATION. Certain items, such as high profile memorabilia, may cause users to submit spoof bids. Thus, Sponsor will, at its sole expense, contact bidders on Sponsor items who bid amounts that seem out of proportion with other bids promptly after they place such bids to verify their intent to purchase the item. Sponsor will


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               immediately remove any unverified or illegitimate bids.
               Sponsor's item listing shall incorporate the following text:

                  "Sponsor appreciates the enthusiastic interest in [name of the item]. To help ensure a smooth process for all participants, Sponsor will contact bidders via telephone within 24 hours of their bids to verify any bid of $1,000 or more. Please be available to receive a phone call at the number associated with your eBay User ID in order to verify your bid. If Sponsor cannot verify your intent to bid over the telephone, your bid will be removed. Contacting high bidders before the end of a transaction to verify their intent to bid is an extra security measure many eBay sellers employ, especially those with high-priced or unique items. Thank you for your support!"

         2.4 ADDITIONAL REQUIREMENTS. Unless otherwise directed by eBay, each of the Sponsor Pages(s) will include eBay-approved messaging which provides, without limitation, that Sponsor, the Sponsor Services, Sponsor Content, products and the Sponsor Site are separate from eBay and not endorsed by eBay.

         2.5 NAVIGATIONAL ICONS. When an eBay User clicks on a Promotional Placement on the eBay Site, the eBay User will be taken to the Sponsor Page. Sponsor shall not use any interstitial, pop-up windows, other intermediate steps or any other technology or content which acts as a barrier to the transition of an eBay User to the Sponsor Page.

         2.6 USER RELATIONS. Sponsor will be solely responsible for providing all customer support regarding the Sponsor Page(s), including without limitation responding to all inquiries regarding items offered for sale on such pages, and eBay may redirect to Sponsor any associated customer support inquiries. Sponsor will provide eBay with a toll-free telephone number and email address that eBay may provide to eBay Users when redirecting such customer support inquiries to Sponsor. eBay will provide online customer service for users of the Sponsor Page in a manner equivalent to that provided to eBay users generally. Sponsor must maintain a positive feedback rating of at least 95% on the eBay Site during the Term.

         2.7 MARKETING AND TECHNICAL SUPPORT. To facilitate communication and development support, each party shall designate marketing and technical support contacts for this relationship and provide the other party with the names and contact information of these individuals.

         2.8 TRAINING & SUPPORT. In order to facilitate Sponsor's performance of its obligations under this Agreement, eBay will provide ongoing support and a training session for selected Sponsor personnel addressing the necessary tools and services to list, operate, market, and manage their listings on the Sponsor Page. Such eBay assistance may include referrals to third-party service providers who offer auction management tools.


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               In addition, eBay will use commercially reasonable efforts to provide support for charity listings, if needed.

         2.9 TRANSACTION FULFILLMENT. Upon the closing of each listing, Sponsor will take all necessary steps to complete the transaction.

         2.10 USER AGREEMENTS. Sponsor shall have sole control over the user agreements that governs the Sponsor Service and Sponsor shall have the sole responsibility for dealing with breaches of such user agreement. eBay shall have sole control over the user agreement and privacy policy that govern the eBay Site, including the Sponsor Page.

3.      PROMOTION AND INTEGRATION

         3.1 PROMOTION. During the term of this Agreement, eBay will use commercially reasonable efforts to serve and launch Promotional Placements as set forth in Appendix 1, provided that Sponsor complies with the performance and marketing requirements set forth herein. During the term of this Agreement, Sponsor shall promote its listings on eBay and the Sponsor Page via offline marketing and promotions on the Sponsor Site as specified in Appendix 1.

         3.2 DELIVERY REQUIREMENTS. Sponsor will deliver the Sponsor Content to eBay in a mutually agreeable format and on a mutually acceptable uploading and refresh schedule. eBay may refuse delivery of any Sponsor Content delivered in an unsupported format, and may reject any Sponsor Content that does not conform to the requirements of eBay's then current policies relating to content, as such policies are applied to third parties supplying content to eBay.

         3.3 GUIDELINES. Except as otherwise expressly provided in this Agreement, (a) positioning of advertisements within eBay is at the sole discretion of eBay, (b) Sponsor acknowledges that eBay has not made any guarantees with respect to usage statistics or levels of impressions for any advertisement, and (c) eBay provides Sponsor with estimated usage statistics only as a courtesy to Sponsor and shall not be held liable for any claims relating to said usage statistics. This Agreement will not restrict eBay's ability or discretion to change or otherwise modify any of eBay's web sites or pages thereof

         3.4 NO ASSIGNMENT OR RESALE OF AD SPACE. Sponsor may not resell, assign or transfer any of its rights to Promotional Placements hereunder, and any attempt to resell, assign or transfer such rights is void and shall, at eBay's election, result in immediate termination of this contract, without liability to eBay.

         3.5 SPONSOR'S REPRESENTATIONS. Sponsor Content is accepted upon the representation that Sponsor has the right to publish said content, without infringement of any rights of any third party.


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         3.6   RIGHT TO REJECT CONTENT. All Sponsor Content is subject to eBay's approval. eBay reserves the right to reject or cancel any Sponsor Content, insertion order, and space reservation or position commitment at any time. In addition, eBay shall have the absolute right to reject any URL link embodied within Sponsor Content.

4.      LICENSES AND STANDARDS

         4.1 CONTENT LICENSE. Subject to the terms of this Agreement, Sponsor hereby grants to eBay a non-exclusive, license to use, reproduce, distribute, (only as necessary to promote the Sponsor Services in a manner consistent with this Agreement), publicly display and publicly perform (in digital or analog formats) the Sponsor Content on the eBay Site or otherwise as reasonably appropriate to advertise and promote the Sponsor Service and the Sponsor Content. Subject to the terms and conditions hereof, eBay hereby grants to Sponsor a non-exclusive license to reproduce, distribute, modify (only as necessary to build, operate and maintain the Jump Page(s)), publicly perform and publicly display (in digital or analog formats) the eBay Content in or in conjunction with the Jump Page.

         4.2 TRADEMARKS. Subject to the terms of this Agreement, Sponsor hereby grants to eBay a non-exclusive, nontransferable, and non-assignable license to use the Sponsor domain names, trademarks and logos and other branding elements ("Sponsor Marks") on the Sponsor Page(s), the eBay Site, as well as in promotions of the Sponsor Page(s) in a manner consistent with this Agreement. Subject to the terms of this Agreement, eBay hereby grants to Sponsor a non-exclusive, nontransferable, and non-assignable license to use the eBay domain names, trademarks and logos and other branding elements ("eBay Marks") provided by eBay to Sponsor to advertise and promote the eBay Site, the Jump Page, and the Sponsor Page(s) in a manner consistent this Agreement. However, each Mark license is conditioned on the licensee providing the licensor with a sample of the Mark use and obtaining the licensor's approval of such sample prior its use.

         4.3 TRADEMARK RESTRICTIONS. The Mark licensor may terminate its foregoing trademark license if, in the licensor's reasonable discretion, the licensee's use of licensor's Marks tarnishes, blurs or dilutes the quality associated with licensor's Marks or the associated goodwill and such problem is not cured within ten
               (10) days of notice of breach; alternatively, instead of terminating the license in total, the licensor may specify that certain licensee uses may not contain the Marks. Title to and ownership of a Mark shall remain with the licensor. The licensee shall use the licensor's Marks exactly in the form provided and in conformance with any trademark usage policies. The licensee shall not take any action inconsistent with the licensor's ownership of the Marks, and any benefits accruing from use of such Marks shall automatically vest in the licensor. Except as may be expressly agreed by the parties, the licensee shall not form any combination marks with the licensor's Marks. Each party hereby admits


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               and recognizes the other's exclusive ownership of the other's
               Marks and the renown of the other's Marks worldwide.

         4.4 OWNERSHIP. Except as expressly set forth in this Agreement, neither party grants to the other any rights in or to any technology, content, customer data, intellectual property or other rights or property of such party. All rights not expressly granted hereunder are reserved.

         4.5 CONTENT STANDARDS. Sponsor will not provide any Sponsor Content, that: (i) infringes any third party's U.S. copyright, patent, trademark, trade secret or other proprietary rights or rights of publicity or privacy; (ii) violates any law, statute, ordinance or regulation (including without limitation the laws and regulations governing export control, unfair competition, anti-discrimination or false advertising); (iii) is defamatory, trade libelous, unlawfully threatening or unlawfully harassing;
               (iv) is obscene, harmful to minors or child pornographic; (v) contains any viruses, Trojan horses, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information; or (vi) is false, misleading or inaccurate.

5.      EXCLUSIVITY. This Agreement is nonexclusive.

6.      USER DATA.

        6.1 COLLECTION LIMITATIONS. Sponsor agrees that any information that Sponsor collects from Referred Users ("User Data") or which is passed from eBay to Sponsor regarding eBay Users and their trading activities ("Customer Information") will be limited to information reasonably related to the provision of the Sponsor Services under the Agreement. Sponsor will neither use (nor permit any third party to use) User Data or Customer Information for any purpose other than to provide or market the Sponsor Service to the Referred Users; provided further that neither Sponsor, nor any third party, will use User Data or Customer Information to (i) market any product or service where such product or service is then currently offered by eBay, or (ii) to automatically populate any registration form or other form related to the use of the Sponsor Services. Notwithstanding the foregoing, Sponsor shall not collect any information (whether automatically or manually) from eBay Users without their expressed permission and shall provide an opt-out method for all eBay Users desiring Sponsor to stop using such Customer Information.

        6.2 USE SUBJECT TO PRIVACY POLICY. Sponsor further agrees to use such User Data or Customer Information only as authorized by the Referred User and subject to Sponsor's reasonable privacy policy, such privacy policy shall be adequately displayed throughout Sponsor's web site and meet current industry standards.


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               Sponsor will neither use User Data or Customer Information to target communications to the Referred Users (nor facilitate the same on behalf of third parties) without the express written consent of eBay and opt-in agreement from the Referred Users. Sponsor will not solicit or facilitate the solicitation by any third party of Referred Users as a result of their status as eBay members, and Sponsor will explicitly not refer to Referred Users as "eBay Users" or "eBay members" (or any such reference) in any such promotion.

        6.3 eBAY APPROVAL REQUIRED FOR CERTAIN DISCLOSURES. Sponsor agrees not to sell, rent, lease or otherwise disclose the User Data or Customer Information without eBay's prior written consent, (such consent to be in eBay's sole discretion). Notwithstanding the foregoing, Sponsor may use or disclose User Data in aggregate form, once stripped of all personal identifiable information, and incorporated with Sponsor data. This Section [6] shall survive any expiration or termination of the Agreement.

7 PAYMENT TERMS. All payments pursuant to this Section 7 ("Payments") are non-refundable. Sponsor agrees to pay to eBay the fees set forth in Appendix 2 in the amounts and according to the timeframes specified therein. Further, Sponsor shall collect and pay and indemnify and hold eBay harmless from, any sales, use, excise, import or export value added or similar tax or duty associated with this Agreement not based on eBay's net income, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, including reasonable attorneys' fees.

8 REPORTS. Sponsor will provide to eBay the following reports in a mutually agreeable format: (i) quarterly reports detailing Sponsor's performance of its promotional obligations set forth in Appendix 1; and
        (ii) quarterly usage reports describing the aggregate user traffic for the Sponsor Page(s) (pertaining to click-throughs to the Sponsor Site). eBay will provide Sponsor with the following reports: (i) quarterly reports regarding the number of impressions delivered on the eBay Site.

9       CONFIDENTIALITY.

        9.1 CONFIDENTIAL INFORMATION DEFINED. A party's "Confidential Information" is defined as any confidential or proprietary information of a party which is disclosed to the other party in a writing marked confidential or, if disclosed orally, is identified as confidential at the time of disclosure and is subsequently reduced to a writing marked confidential and delivered to the other party within ten (10) days of disclosure. The terms of this Agreement shall be deemed Confidential Information.

        9.2 MUTUAL OBLIGATIONS. Each party will hold the other party's Confidential Information in confidence and will not disclose such Confidential Information to third parties nor use the other party's Confidential Information for any purpose other than as required to perform under this Agreement. Such restrictions will not apply to Confidential Information which (a) is already known by the recipient, (b) becomes publicly known


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               through no act or fault of the recipient, (c) is received by recipient from a third party without a restriction on disclosure or use, or (d) is independently developed by recipient without reference to the Confidential Information. The restriction on disclosure will not apply to Confidential Information which is required to be disclosed by a court, government agency, regulatory requirement, or similar disclosure requirement, provided that recipient will first notify the disclosing party of such disclosure requirement or order and use reasonable efforts to obtain confidential treatment or a protective order. The parties' respective obligations hereunder will survive the expiration or early termination of this Agreement for a period of 3 years.

        9.3 RETURN OF CONFIDENTIAL INFORMATION UPON TERMINATION. Upon termination of this Agreement, the receiving party will return to the disclosing party all Confidential Information of the disclosing party and all documents or media containing any such Confidential Information and any and all copies or extracts thereof.

        9.4 CONFIDENTIAL TREATMENT. Without limiting the foregoing, and subject to compliance with applicable law, each party agrees to notify the other in the event any element of this Agreement may need to be disclosed pursuant to any regulatory or other disclosure requirement, and to further seek confidential treatment requested by the other with respect to certain confidential elements of the Agreement and any documents related thereto (including information relating to fees, payments and integration) in any governmental or public filings.

10      TERM AND TERMINATION.

        10.1 TERM AND TERMINATION. The term of this Agreement shall be for a period of [**] (the "Term") and includes a one (1) month "ramp-up" period in which eBay will provide training and support to Sponsor. The Agreement will be terminable early: (i) if a party materially breaches this Agreement and does not cure such breach within thirty (30) days following written notice thereof from the non-breaching party; (ii) by mutual written agreement;
               (iii) by eBay after thirty (30) days written notice to Sponsor if Sponsor fails to meet the performance criteria described in Sections [2.6] ("User Relations") and does not cure such failure within thirty (30) days following written notice thereof; (iv) by eBay, after five (5) days written notice if Sponsor has failed to cure any breach of Section 7 ("Payments"); or (v) by eBay for convenience upon thirty (30) days prior written notice.

        10.2 EFFECTS OF TERMINATION. Upon expiration or termination, all licenses granted hereunder shall terminate unless such licenses are expressly stated as surviving.

        10.3 TERMINATION FOR CHANGE OF CONTROL. By providing written notice, eBay may elect to terminate this Agreement during a ninety (90) day period following a Change of Control of Sponsor, by providing notice during such window and which termination shall be effective thirty (30) days following the notice. "Change of Control" means



[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.


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               any Ownership Change Event or a series of related Ownership
               Change Events (collectively, the "Transaction") wherein Sponsor's shareholders immediately preceding the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of Sponsor's voting stock or other voting interests immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the corporation or corporations to which substantially all of Sponsor's assets or stock were transferred, as the case may be. An "Ownership Change Event" occurs if any of the following occur:
               (a) the direct or indirect sale or exchange in a single series of related transactions by Sponsor's shareholders or other ownership interest holders of more than fifty percent (50%) of its voting stock or other voting interests; (b) a merger or consolidation in which Sponsor is a party; (c) the sale, exchange or transfer of all or substantially all of Sponsor's assets; or (d) a liquidation or dissolution of Sponsor. However, an Ownership Change Event does not occur as a result of any transaction or series of transactions that are effected solely in connection with a (i) re-incorporation, or (ii) a reorganization, re-capitalization or similar financing not in connection with the sale of all or substantially all of Sponsor's assets or stock or other ownership interests.

        10.4 SURVIVAL. Sections [1] ("Certain Definitions"); [2.6] ("User Relations"); [4.4] ("Ownership"); [4.3] ("Trademark Restrictions") (relating to intellectual property ownership); [6] ("User Data"); Section 7 and APPENDIX 2 ("Payments Terms"); [9] ("Confidentiality"); [10.4] ("Survival"); [11] ("Representations and Warranties"); [12] ("Indemnification"); and [14] ("Miscellaneous") will survive the expiration or early termination of this Agreement.

11      REPRESENTATIONS AND WARRANTIES

        11.1 PERFORMANCE WARRANTY AND CHARITY WARRANTY. Sponsor represents and warrants that (i) it has full power and authority to carry out all its obligations expressed in this Agreement; and (ii) it has all necessary intellectual property rights, and any other property and proprietary rights to the content it furnishes to eBay.

        11.2 COMPLIANCE WITH LAWS. At its own expense, Sponsor shall comply with all applicable laws, regulations, rules, ordinances and orders regarding the Sponsor Service, Sponsor Content [including merchandise offered by Sponsor], and Sponsor Pages. Additionally, Sponsor represents and warrants that: (a) it has all governmental approval, permits and licenses, and has made all governmental filings and registrations, necessary or prudent for the marketing and performance of the Sponsor Service, and (b) eBay is not required to obtain any governmental approval, permits or licenses as a result of this Agreement, eBay's performance hereunder or any payments made by Sponsor hereunder.


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        11.3   DISCLAIMER OF OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED
               HEREIN, EACH PARTY DISCLAIMS ALL WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE SPONSOR PAGE AND SERVICES PROVIDED BY EBAY HEREUNDER ARE PROVIDED "AS IS". EBAY DOES NOT REPRESENT OR WARRANT THAT THE EBAY SITE WILL OPERATE SECURELY OR WITHOUT INTERRUPTION. Each party acknowledges that it has not entered into this Agreement in reliance upon any warranty or representation except those specifically set forth herein.

12      INDEMNIFICATION.

        eBay will indemnify Sponsor against any and all claims, losses, liabilities, costs and expenses, including reasonable attorneys' fees (collectively, "Claims") which Sponsor may incur as a result of any third party actions arising from or relating to infringement by any eBay Mark of a U.S. patent, copyright, trademark right or other intellectual property right of a third party or misappropriation of any third party trade secret, except where such eBay Marks has been modified without authorization, and such modification is the basis of the Claim. Such indemnification will be eBay's sole and exclusive obligation and Sponsor's sole and exclusive remedy as a result of any third party actions arising from infringement. In addition, Sponsor will indemnify eBay against any and all Claims which eBay may incur as a result of any third parties actions arising from or relating to (i) Sponsor Services, and (ii) infringement by any Sponsor Mark, Sponsor Content or Sponsor Services of a U.S. patent, copyright, trademark right or other intellectual property right of a third party or misappropriation of any third party trade secret, except where such Sponsor Mark or Sponsor Content has been modified without authorization, and such modification is the basis of the Claim. The foregoing obligations are conditioned on the indemnified party: (i) giving the indemnifying party notice of the relevant claim, (ii) cooperating with the indemnifying party, at the indemnifying party's expense, in the defense of such claim, and (iii) giving the indemnifying party the right to control the investigation, defense and settlement of any such claim, except that the indemnifying party will not enter into any settlement that affects the indemnified party's rights or interest without the indemnified party's prior written approval. The indemnified party will have the right to participate in the defense at its expense.

13 LIMITATION OF LIABILITY. EXCEPT IN THE EVENT OF A BREACH OF SECTIONS [6] ("USER DATA"), [11.2] ("COMPLIANCE WITH LAWS"), OR [9] ("CONFIDENTIALITY"), NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS (HOWEVER ARISING, INCLUDING NEGLIGENCE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. EXCEPT WITH RESPECT TO AMOUNTS TO BE PAID BY SPONSOR TO EBAY HEREUNDER, AND EXCEPT IN THE EVENT OF A BREACH OF SECTIONS [6] ("USER DATA"), [9] ("CONFIDENTIALITY") OR [11.2]


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        ("COMPLIANCE WITH LAWS"), A FAILURE TO PAY UNDER APPENDIX 2 ("PAYMENT
        TERMS"), OR A CLAIM UNDER SECTION [12] ("INDEMNIFICATION"), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN AN AMOUNT GREATER THAN ONE HUNDRED THOUSAND DOLLARS ($100,000). THIS LIMITATION OF EACH PARTY'S LIABILITY IS CUMULATIVE, WITH ALL PAYMENTS FOR CLAIMS OR DAMAGES IN CONNECTION WITH THIS AGREEMENT BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF ONE OR MORE CLAIMS WILL NOT ENLARGE THE LIMIT.

14      GENERAL

        14.1 GOVERNING LAW; VENUE. This Agreement will be construed in accordance with and governed exclusively by the laws of the State of California applicable to agreements made among California residents and to be performed wholly within such jurisdiction, regardless of such parties' actual domiciles. Both parties submit to personal jurisdiction in California and further agree that any cause of action arising under this Agreement will be brought exclusively in a court in Santa Clara County, CA.

        14.2 PUBLICITY. Without limiting the provisions of Section [9] ("Confidentiality"), neither party will make any public statement regarding the terms of this Agreement or any aspect thereof without the prior written approval of the other party, provided that to the extent such disclosure is required by law, rule, regulation, or governmental or court order, the party requesting disclosure will furnish the counter-party with sufficient time to address such request with any such governmental agency and seek confidential treatment.

        14.3 PRESS RELEASES. Sponsor shall not issue any press release nor make any public statement regarding this Agreement (including the terms and existence thereof) or the relationship of the parties without eBay's prior written approval which may be withheld in eBay's sole discretion. Nothing herein shall require eBay to approve the issuance of a press release nor obligate eBay to participate in a press release with Sponsor. Provided however, Sponsor will cooperate in any publicity efforts initiated by eBay.

        14.4 INDEPENDENT CONTRACTORS. This Agreement does not create, and nothing contained in this Agreement will be deemed to establish a joint venture between the parties, or the relationship of employer-employee, partners, principal-agent or the like. Further, neither party will have the power to bind the other without the other's prior written consent, nor make any representation that it has any such power.

        14.5 ASSIGNMENT. Subject to Section [10.3] ("Termination for Change of Control"), neither party may assign its rights nor delegate its duties hereunder without the other


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
               party's prior written consent, (other than (a) to a parent company or any wholly-owned subsidiary of such parent company, where the assignee agrees to be bound by all obligations and the assignor guarantees the performance of all obligations or (b) in connection with a merger or sale of all or substantially all of a party's assets or securities) and any purported attempt to do so will be null and void.

        14.6 SEVERABILITY; HEADINGS. If any provision herein is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section.

        14.7 FORCE MAJEURE. If performance hereunder (other than payment) is interfered with by any condition beyond a party's reasonable control, the affected party will be excused from such performance to the extent of such condition.

        14.8 NOTICE. Any notice under this Agreement will be in writing and delivered by personal delivery, overnight courier, confirmed facsimile, confirmed email, or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with an overnight courier, five (5) days after deposit in the mail, or upon confirmation of receipt of facsimile or email. Notices will be sent to a party at its address set forth above or such other address as that party may specify in writing pursuant to this Section [14.8] ("Notice").

        14.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

        14.10 ENTIRE AGREEMENT; WAIVER. This Agreement, including all documents referred to herein, sets forth the entire understanding and agreement of the parties, and supersedes any and all oral or written agreements or understandings between the parties. This Agreement may be changed only by a writing signed by both parties. The waiver of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach. In the event of a conflict between this Agreement and any Appendices attached hereto, the terms in the Agreement shall control.

        IN WITNESS WHEREOF, the parties have executed this Advertising and Promotions Agreement as of the Effective Date.

EBAY INC. ("EBAY"):                      NEIGHBORHOOD BOX OFFICE
                                         ("SPONSOR"):

By:                                      By:
       -------------------------------       -----------------------------------
Name:  Bob Hebeler                           Name:
Title: Vice President                        Title:

                                   APPENDIX 1

                     PERFORMANCE AND PROMOTIONAL OBLIGATIONS

A.      PERFORMANCE REQUIREMENTS.

        1. GMS REQUIREMENTS. Via the items Sponsor lists on the eBay Site, Sponsor will generate at least [**] in gross merchandise sales ("GMS") during the first Contract Year and [**] in GMS during the second Contract Year.

B.      MARKETING PLAN.

        1.1 IMPRESSION REQUIREMENTS. Provided that Sponsor fulfills the GMS requirements outlined above, eBay will provide Sponsor six million impressions during the first Contract Year and twelve million impressions during the second Contract Year, with the actual number of impressions to be based on Sponsor's GMS level as indicated by the table below. In the event that eBay does not deliver the required number of impressions during the Term (and Sponsor has fulfilled the GMS requirements), eBay will continue to deliver make-good impressions until it fulfills its impression obligations pursuant to this Agreement and any required licenses will be deemed extended to allow eBay to complete its promotional obligation.

                                                      Potential Total
                        GMS -- Sold Items               Impressions
                        -----------------             ---------------
                         [**]                           [**]
                         [**]                           [**]
                         [**]                           [**]
                         [**]                           [**]
                         [**]                           [**]
                         [**]                           [**]
                         [**]                           [**]
                         [**]                           [**]
                         [**]                           [**]

        1.2 SPONSOR PAGE. eBay will promote the Sponsor Page via: (i) potential offline promotions, and (ii) on the eBay Site throughout the term of this Agreement. Primary placement on the eBay Site of such Sponsor promotional links will be on relevant Category Index Pages (such as the Tickets Category Index Page and the Everything Else Category Index Page); provided, however, that if eBay deletes or substantially modifies any of such pages, eBay will provide Sponsor comparable promotion in another relevant area or areas of the eBay Site. Potential placement of remaining Sponsor promotional links may include relevant site-wide promotional efforts, the homepage, the Cool Happenings page, the Charity

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

               Page, targeted and/or run-of site banners, and such other pages as eBay may decide in its sole discretion. Without limiting the foregoing, if eBay deletes or substantially modifies any of such pages, eBay will provide Sponsor comparable promotion in another relevant area or areas of the eBay Site, or through the use of targeted emails, as eBay may decide in its sole discretion.

2.      SPONSOR OBLIGATIONS.

        2.1 PROMOTIONS. During the Term, Sponsor will place and maintain a link to the Sponsor Page on the homepage of the Sponsor Site. Subject to eBay's prior approval, Sponsor will promote eBay and the Sponsor Page via offline initiatives during the term of this Agreement as follows:

               - including pre-approved promotions for eBay and/or the Sponsor Page in all Sponsor offline promotional publications, (i.e. NBO publications, newsletters, other promotional communications);

               - promoting the Sponsor Page via a direct marketing campaign to Sponsor's targeted buyer list; and

               - conducting such other promotional efforts as the parties may mutually agree upon.

                                   APPENDIX 2

                                  PAYMENT TERMS

The parties agree to the following payment terms for the Term of this Agreement:

1. SPONSOR PAGE. Sponsor will pay eBay's standard fees (as posted on the eBay Site) for all items listed on the Sponsor Page and/or eBay Site. eBay's fee schedule is currently posted at http://pages.ebay.com/help/sellerguide/selling-fees.html.

2. TERMS. Sponsor agrees to pay all fees on a monthly basis according to the terms on the eBay Site without an obligation for eBay to provide an invoice therefore. Payment must be received by eBay within thirty days after the end of the month in which such fees accrued. Sponsor agrees to place a credit card number on file which shall be billed in the event any monthly payment is more than 60 days past due. Any amounts not paid when due shall bear interest until paid at the lower of one and one half percent (1.5%) per month or the highest rate allowed by law.


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